UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 25, 2013
Materion Corporation
____________________________________________________
(Exact name of registrant as specified in its charter)

Ohio	001-15885	34-1919973

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6070 Parkland Blvd., Mayfield Hts., Ohio		44124

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	216-486-4200

Not Applicable
____________________________________________________________
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form
Item 2.02 Results of Operations and Financial Condition.

On April 25, 2013, Materion Corporation issued a press release announcing its first quarter 2013 results. The press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

99.1 Materion Corporation press release, dated April 25, 2013

The press release issued April 25, 2013 is furnished herewith as Exhibit No. 99.1 to this report, and shall not be deemed filed for the purpose of Section 18 of the Exchange Act.

Top of the Form
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Materion Corporation

April 25, 2013	By:	/s/ Michael C. Hasychak
Michael C. Hasychak
Vice President, Treasurer and Secretary

Top of the Form
Exhibit Index

Exhibit No.	Description
99.1	Materion Corporation press release, dated April 25, 2013

Exhibit 99.1

MATERION CORPORATION REPORTS FIRST QUARTER FINANCIAL RESULTS
IN LINE WITH PREVIOUSLY ANNOUNCED ESTIMATES
CONFIRMS OUTLOOK FOR 2013

MAYFIELD HEIGHTS, Ohio - April 25, 2013 - Materion Corporation (NYSE:MTRN) today reported first quarter 2013 results.

FIRST QUARTER 2013 HIGHLIGHTS

•	Net sales $299.2 million, down 15% from $353.6 million in the first quarter 2012; value-added sales (sales less the cost of pass-through metals) $151.3 million, down 4%

•	Earnings per share $0.33 on net income of $6.8 million; in line with previous estimates and an 11% improvement over the prior year

•
Gross margin as a percent of sales was 16.2% in the first quarter of 2013 compared to 14% in 2012. Gross margin as a percent of value-added sales was 31.9%, up 50 basis points compared to first quarter of 2012 and up 280 basis points sequentially compared to the fourth quarter of 2012

•
Operating profit as a percent of sales was 3.2% for the first quarter of 2013, compared to 2.8% in the first quarter of 2012. Operating profit as a percent of value-added sales of 6.3% was flat with the first quarter of 2012 but up 560 basis points compared to the fourth quarter of 2012

•
Value-added sales were stronger in the medical, consumer electronics, industrial components and commercial aerospace and automotive electronics markets. This was offset by weakness in the telecom infrastructure, energy and appliance markets when comparing to the fourth quarter of 2012

•	Production at the beryllium pebble plant was the highest since startup in 2011

VALUE-ADDED SALES

The costs of gold, silver, platinum, palladium and copper are typically passed through to customers and therefore our sales, but not necessarily our margins, can be affected by movements in metal prices. Internally, we analyze our business on a value-added sales basis. Value-added sales is a non-GAAP measure that deducts these pass-through metals from sales and removes the potential distortion in business levels and profit margin percentages caused by differences in metal values sold. Beginning with the first quarter of 2013, the Company is reporting value-added sales and margins. The Company believes that this is informative to the investor. A reconciliation of GAAP sales to value-added sales is provided in this press release.

FIRST QUARTER 2013 RESULTS

Sales for the first quarter were $299.2 million, down $54.4 million, or approximately 15%, compared to sales of $353.6 million for the first quarter of 2012. Value-added sales for the first quarter of 2013 were $151.3 million, down approximately 4% compared to value-added sales of $157.4 million for the first quarter of 2012. The reduction in value-added sales was due to lower shipments to the defense and science, consumer electronics, industrial components, energy and appliance markets, which were offset in part by higher shipments to the commercial aerospace, medical and automotive electronics markets. Order entry in the first quarter of 2013 was approximately 6% higher than the levels experienced through the second half of 2012.

Comparing sequentially to the fourth quarter of 2012, first quarter 2013 sales were down $4.6 million, or approximately 2%, from $303.8 million. First quarter value-added sales were about equal to the fourth quarter of 2012 levels.

Net income for the first quarter was $6.8 million, or $0.33 per share, an improvement of approximately 11%, compared to net income of $6.1 million, or $0.30 per share, for the first quarter of the prior year. The net income improvement on the lower value-added sales was due to higher value-added gross margin percentages and a lower effective tax rate.

BUSINESS SEGMENT REPORTING

Advanced Material Technologies

The Advanced Material Technologies' segment sales for the first quarter of 2013 were $193.9 million compared to sales of $241.8 million in the first quarter of 2012. Value-added sales were $68.7 million in the first quarter 2013, down 1% compared to the value-added sales of $69.5 million for the first quarter of 2012. Weaker demand from the defense and science, industrial components and energy markets offset, in part, by stronger demand from the medical and consumer electronics markets resulted in the slightly lower value-added sales compared to the first quarter of 2012. Sequentially, value-added sales were up $6.6 million, or 11%, in the first quarter compared to the fourth quarter of 2012, primarily due to improving conditions in the medical and consumer electronics markets. The order entry rate in the first quarter of 2013 grew by 4% from the second half 2012 levels.

Operating profit for the first quarter of 2013 was $3.4 million, compared to an operating profit of $5.3 million for the first quarter of 2012. Operating profit was 4.9% of value-added sales in the first quarter of 2013, compared to 7.6% of value-added sales in the first quarter of 2012. Operating profit and operating profit percent of value-added sales were negatively impacted by a weaker product mix, a physical inventory adjustment, the costs of the facility consolidations initiated in 2012 and the costs related to the ongoing investigation of the inventory short, which was previously announced.

Performance Alloys

Performance Alloys' sales for the first quarter of 2013 were $74.5 million compared to the first quarter of 2012 sales of $75.2 million. Value-added sales for the first quarter of 2013 were

$59.2 million compared to $59.4 million for the first quarter of 2012. First quarter 2013 value-added sales for the automotive market grew by 27% from first quarter 2012 levels. This growth was offset largely by a 23% decline in value-added sales to the energy market driven by a reduction in oil and gas rig count. Value-added sales for the first quarter of 2013 were down approximately 3% from the fourth quarter of 2012 levels. First quarter order entry was 4% higher than sales.

Operating profit for the first quarter of 2013 was $7.2 million, an increase of 14%, compared to an operating profit of $6.3 million in the first quarter of 2012. Operating profit was 12.2% of value-added sales in the first quarter of 2013, an improvement of 160 basis points as compared to 10.6% of value-added sales in the first quarter 2012. The value-added operating profit percent also improved sequentially by 290 basis points from fourth quarter 2012 levels. The increase in value-added margin is due to a favorable mix, operating efficiencies and price increases.

Beryllium and Composites

Beryllium and Composites' sales for the first quarter of 2013 were $12.3 million, compared to sales of $16.1 million in the first quarter 2012. Beryllium and Composites does not directly pass through changes in the costs of its materials sold, and, therefore, value-added sales for this segment are the same as sales. The decline in sales is due to lower shipments into the defense and science market caused in part by manufacturing delays which pushed key shipments into the second quarter of 2013. These manufacturing delays were unrelated to the ramp up of the new beryllium pebble plant. Order entry was 3% higher than sales in the first quarter of 2013. It is anticipated, at this time, based on known government program funding levels, that shipments for defense and science should improve through the remainder of the year.

The operating loss for the first quarter of 2013 was $1.3 million, unchanged from the $1.3 million operating loss for the first quarter of 2012. The lower sales volume was the principal reason for the operating loss. The new pebble plant is operating at its highest production level since it was put into operation in 2011. It is anticipated that Beryllium and Composites will return to being profitable, beginning with the second quarter.

Technical Materials

Technical Materials' sales for the first quarter of 2013 were $18.5 million, compared to $20.4 million for the same period of last year. Value-added sales were $11.1 million in the first quarter 2013, approximately 10% below first quarter 2012 levels. Operating profit as a percent of value-added sales also declined to 12.6% from 15.4% when compared to the first quarter of the prior year. The decline in value-added sales and margins was primarily due to the phase out of an existing hard disk drive application. This was expected, and as the application reaches its end of life, it is being replaced with our new DSA product in a new hard disk drive that is ramping up now. Value-added sales to the energy market increased and automotive electronics remained unchanged compared to the first quarter of 2012. Order entry exceeded sales in the first quarter by approximately 10%.

Operating profit for the first quarter of 2013 was $1.4 million compared to an operating profit of $1.9 million for the same period of last year. The reduction in operating profit was due to the lower sales volume.

OUTLOOK FOR 2013

Order entry in the first quarter was approximately 6% above the second half of 2012 levels and 4% above the first quarter 2013 sales. It is anticipated, at this time, that the improving order entry trend will continue throughout the year.

The beryllium pebble plant is operating at its highest production levels since the startup in 2011 and shipments for defense applications are scheduled to improve through the remainder of the year. The improved operations and increased sales volume should significantly enhance the profitability of the Beryllium and Composites segment for 2013. This, coupled with the aforementioned improving order entry and margin trend in the Company's other segments, should result in higher profit levels through the remainder of 2013.

The Company, at this time, is confirming its previously announced earnings range for the full-year 2013 of $1.75 to $2.00 per share.

CHAIRMAN'S COMMENTS

Richard J. Hipple, Chairman, President and CEO, stated, “After a weak fourth quarter and second half of 2012, we are off to a good start for the first quarter 2013. The actions taken in the fourth quarter of 2012, including the consolidation of several small manufacturing facilities along with other strategic initiatives, are providing the catalyst for achieving our long-term profitability goals. While I remain cautious about the global economic environment for the remainder of 2013, I am encouraged by the sequential improvement in order entry that we are seeing as well as our new product introductions and do expect sequential improvement in our earnings as the year progresses.”

CONFERENCE CALL

Materion Corporation will host a conference call with analysts at 10:00 a.m. Eastern Time, April 25, 2013. The conference call will be available via webcast through the Company's website at www.materion.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0778, callers outside the U.S. can dial (201) 689-8565. A replay of the call will be available until May 9, 2013 by dialing (877) 660-6853 or (201) 612-7415; please reference Conference ID Number 411602. The call will also be archived on the Company's website.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	Actual sales, operating rates and margins for 2013;

•
Uncertainties relating to the fourth quarter 2012 physical inventory and possible theft at our Albuquerque facility, including (i) the outcome of our investigations and (ii) the timing and amount, if any, of any insurance proceeds that we might receive;

•	The global economy;

•
The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, industrial components and commercial aerospace, defense and science, automotive electronics, medical, energy and telecommunications infrastructure;

•	Changes in product mix and the financial condition of customers;

•	Our success in developing and introducing new products and new product ramp-up rates;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

•	Our success in integrating acquired businesses, including EIS Optics Limited and Aerospace Metal Composites Limited;

•	Our success in moving the microelectronics packaging operations to Singapore;

•	Our success in completing the announced facility consolidations and achieving the expected benefits;

•	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects, including the new primary beryllium facility in Elmore, Ohio;

•	The availability of adequate lines of credit and the associated interest rates;

•	The impact of the results of acquisitions on our ability to achieve fully the strategic and financial objectives related to these acquisitions;

•
Other financial factors, including the cost and availability of raw materials (both base and precious metals), physical inventory valuations, metal financing fees, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company's stock price on the cost of incentive compensation plans;

•	The uncertainties related to the impact of war, terrorist activities and acts of God;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects;

•	The timing and ability to achieve further efficiencies and synergies resulting from our name change and product line alignment under the Materion name and Materion brand; and

•	The risk factors set forth in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012.

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

###

Investor Contact:		Media Contact:

Michael C. Hasychak		Patrick S. Carpenter
(216) 383-6823		(216) 383-6835
mike.hasychak@materion.com		patrick.carpenter@materion.com

http://www.materion.com
Mayfield Hts-g

Materion Corporation
Value-added Sales Ratios
First Quarter 2013
Dollars in Millions

	First	First	Fourth
	Quarter 2013	Quarter 2012	Quarter 2012
Gross Margin as a Percent of Value-added Sales
Advanced Material Technologies	36.2%	37.6%	29.6%
Performance Alloys	29.2%	28.7%	28.4%
Beryllium and Composites	22.0%	13.7%	23.7%
Technical Materials	32.4%	35.8%	36.9%
All Other	—%	—%	—%
Total	31.9%	31.4%	29.1%

Operating Profit as a Percent of Value-added Sales
Advanced Material Technologies	4.9%	7.6%	(8.5)%
Performance Alloys	12.2%	10.6%	9.3%
Beryllium and Composites	(10.6)%	(8.1)%	(0.6)%
Technical Materials	12.6%	15.4%	14.4%
All Other	—%	—%	—%
Total	6.3%	6.3%	0.7%

Value-added sales is a non-GAAP measure. See attached reconciliation.

Materion Corporation
Value-added Sales - Reconciliation of Non-GAAP Measure
First Quarter 2013
Dollars in Millions

	First	First	Fourth
	Quarter 2013	Quarter 2012	Quarter 2012
Sales
Advanced Material Technologies	$193.9	$241.8	$193.6
Performance Alloys	74.5	75.2	76.0
Beryllium and Composites	12.3	16.1	16.9
Technical Materials	18.5	20.4	17.3
All Other	—	0.1	—
Total	299.2	353.6	303.8

Less: Pass-through Metal Cost
Advanced Material Technologies	125.2	172.3	131.5
Performance Alloys	15.3	15.8	14.8
Beryllium and Composites	—	—	—
Technical Materials	7.4	8.1	6.2
All Other	—	—	—
Total	147.9	196.2	152.5

Value-added Sales (non-GAAP)
Advanced Material Technologies	68.7	69.5	62.1
Performance Alloys	59.2	59.4	61.2
Beryllium and Composites	12.3	16.1	16.9
Technical Materials	11.1	12.3	11.1
All Other	—	0.1	—
Total	151.3	157.4	151.3

Gross Margin
Advanced Material Technologies	24.9	26.1	18.4
Performance Alloys	17.3	17.0	17.4
Beryllium and Composites	2.7	2.2	4.0
Technical Materials	3.6	4.4	4.1
All Other	(0.2)	(0.3)	0.1
Total	48.3	49.4	44.0

Operating Profit
Advanced Material Technologies	3.4	5.3	(5.3)
Performance Alloys	7.2	6.3	5.7
Beryllium and Composites	(1.3)	(1.3)	(0.1)
Technical Materials	1.4	1.9	1.6
All Other	(1.2)	(2.3)	(0.8)
Total	9.5	9.9	1.1

Materion Corporation
Value-added Sales - Reconciliation of Non-GAAP Measure
First Quarter 2013
Dollars in Millions

The cost of gold, silver, platinum, palladium and copper is passed through to customers and therefore the trends and comparisons of sales are affected by movements in the market price of these metals. Internally, management reviews sales on value-added basis. Value-added sales is a non-GAAP measure that deducts the value of the pass-through metals sold from sales. Value-added sales allows management to assess the impact of differences in sales between periods or segments and analyze the resulting margins and profitability without the distortion of the movements in pass-through metal prices. The dollar amount of gross margin and operating profit is not affected by the value-added sales calculation. The Company sells other metals and materials that are not considered direct pass-throughs and their costs are not deducted from sales to calculate value-added sales.

The Company's pricing policy is to pass the cost of these metals on to customers in order to mitigate the impact of price volatility on the Company's results from operations and value-added information is being presented since changes in metal prices may not directly impact profitability. It is the Company's intent to allow users of the financial statements to review sales with and without the impact of the pass-through metals.

Materion Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	Mar. 29,	Dec. 31,
(Thousands)	2013	2012
Assets
Current assets
Cash and cash equivalents	$20,242	$16,056
Accounts receivable	129,812	126,482
Other receivables	91	405
Inventories	201,328	206,125
Prepaid expenses	39,240	41,685
Deferred income taxes	8,280	10,236
Total current assets	398,993	400,989

Related-party notes receivable	51	51
Long-term deferred income taxes	20,482	19,946
Property, plant and equipment - cost	787,354	779,785
Less allowances for depreciation, depletion and amortization	(514,321)	(507,243)
Property, plant and equipment - net	273,033	272,542
Intangible assets	27,406	28,869
Other assets	3,682	3,767
Goodwill	88,753	88,753
Total assets	$812,400	$814,917

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$48,665	$49,432
Accounts payable	25,985	42,281
Other liabilities and accrued items	45,876	55,811
Unearned revenue	1,575	1,543
Income taxes	194	—
Total current liabilities	122,295	149,067

Other long-term liabilities	16,428	16,173
Retirement and post-employment benefits	125,514	125,978
Unearned income	60,011	61,184
Long-term income taxes	1,510	1,510
Deferred income taxes	804	1,130
Long-term debt	64,730	44,880
Shareholders' equity	421,108	414,995
Total liabilities and shareholders' equity	$812,400	$814,917

Materion Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	First Quarter Ended
	Mar. 29,	Mar. 30,
(Thousands, except per share amounts)	2013	2012

Net sales	$299,169	$353,630
Cost of sales	250,830	304,212
Gross margin	48,339	49,418
Selling, general and administrative expense	32,780	32,654
Research and development expense	3,557	3,092
Other-net	2,480	3,788
Operating profit	9,522	9,884
Interest expense-net	828	698
Income before income taxes	8,694	9,186
Income tax expense	1,909	3,068
Net income	$6,785	$6,118

Basic earnings per share:
Net income per share of common stock	$0.33	$0.30

Diluted earnings per share:
Net income per share of common stock	$0.33	$0.30

Cash dividends per share	$0.075	$—

Weighted-average number of shares of common stock outstanding
Basic	20,481	20,370
Diluted	20,824	20,707

Materion Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	Mar. 29,	Mar. 30,
(Thousands)	2013	2012
Net income	$6,785	$6,118
Adjustments to reconcile net income to net cash used in
operating activities:
Depreciation, depletion and amortization	8,572	9,281
Amortization of deferred mining costs	—	2,670
Amortization of deferred financing costs in interest expense	162	157
Stock-based compensation expense	1,199	1,411
Changes in assets and liabilities net of acquired assets and liabilities:
Decrease (increase) in accounts receivable	(4,569)	(21,792)
Decrease (increase) in other receivables	314	2,473
Decrease (increase) in inventory	3,770	(1,381)
Decrease (increase) in prepaid and other current assets	2,390	(988)
Decrease (increase) in deferred income taxes	1,951	(1,295)
Increase (decrease) in accounts payable and accrued expenses	(26,153)	(19,527)
Increase (decrease) in unearned revenue	32	(784)
Increase (decrease) in interest and taxes payable	473	2,276
Increase (decrease) in long-term liabilities	(525)	(1,079)
Other-net	833	(512)
Net cash used in operating activities	(4,766)	(22,972)

Cash flows from investing activities:
Payments for purchase of property, plant and equipment	(5,781)	(9,282)
Payments for mine development	(3,874)	(159)
Reimbursements for capital equipment under government contracts	—	563
Payments for purchase of business net of cash received	—	(3,955)
Other investments-net	8	1,742
Net cash used in investing activities	(9,647)	(11,091)

Cash flows from financing activities:
Proceeds from issuance of short-term debt	(678)	17,160
Proceeds from issuance of long-term debt	20,097	20,105
Repayment of long-term debt	(247)	(247)
Principal payments under capital lease obligations	(164)	(191)
Payment of dividends	(1,544)	—
Issuance of common stock under stock option plans	576	128
Tax benefit from stock compensation realization	920	67
Net cash provided from financing activities	18,960	37,022
Effects of exchange rate changes	(361)	(68)
Net change in cash and cash equivalents	4,186	2,891
Cash and cash equivalents at beginning of period	16,056	12,255
Cash and cash equivalents at end of period	$20,242	$15,146